Exhibit 99.1

Assurant Reports Second Quarter 2013 Financial Results

2Q 2013 Net Operating Income of $120.0 million, $1.53 per diluted share

2Q 2013 Net Income of $133.5 million, $1.70 per diluted share

•	10.5 percent annualized operating ROE, excluding AOCI

•	5.2 percent growth in book value per diluted share, excluding AOCI, since year-end

•	7.4 percent growth in net earned premiums and fees in 2Q 2013

•	$190 million returned to shareholders in share repurchases and dividends in 2Q 2013

•	$640 million of deployable capital at quarter-end

NEW YORK, July 24, 2013 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and related products and services, today reported results for the second quarter ended June 30, 2013.

“We continue to make progress in our targeted specialty areas as we adapt to meet the evolving needs of consumers and clients,” said Robert B. Pollock, president and CEO of Assurant, Inc. “While earnings were lower in the second quarter, growth in premiums and fees strengthen the foundation for increased profits across our businesses longer term.”

Second Quarter 2013 Consolidated Results

•

Net operating income[1] decreased to $120.0 million, or $1.53 per diluted share, compared to second quarter 2012 net operating income of $157.4 million, or $1.81 per diluted share. Strong results at Assurant Specialty Property were offset by declines at the other businesses. In addition, second quarter 2012 benefited from $19.3 million of investment income from real estate joint venture partnerships.

•

Net income decreased to $133.5 million, or $1.70 per diluted share, compared to second quarter 2012 net income of $169.2 million, or $1.94 per diluted share, due to the factors noted above. After-tax net realized gains on investments were $13.6 million, compared to $11.8 million in second quarter 2012.

•	Net earned premiums, fees and other income were $2.0 billion, compared to $1.9 billion in second quarter 2012, reflecting continued growth at Assurant Specialty Property and Assurant Solutions.

•

Net investment income decreased to $163.9 million, compared to second quarter 2012 net investment income of $199.3 million. Second quarter 2012 results included $29.8 million of investment income from real estate joint venture partnerships.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(dollars in millions, net of tax)	2013	2012	2013	2012
Assurant Solutions	$31.4	$40.4	$66.3	$83.8
Assurant Specialty Property	106.5	92.3	200.8	205.3
Assurant Health	4.1	28.9	(1.3)	40.5
Assurant Employee Benefits	11.5	18.6	17.6	27.7
Corporate and other	(22.1)	(16.0)	(35.6)	(28.0)
Amortization of deferred gain on disposal of businesses	2.6	3.0	5.3	6.0
Interest expense	(14.0)	(9.8)	(23.8)	(19.6)

Net operating income	120.0	157.4	229.3	315.7

Adjustments:
Net realized gains on investments	13.5	11.8	22.0	16.7

Net income	$133.5	$169.2	$251.3	$332.4

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last six quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	2Q13	2Q12	% Change	6M13	6M12	% Change
Net operating income	$31.4	$40.4	(22)%	$66.3	$83.8	(21)%
Net earned premiums, fees and other	$774.6	$721.7	7%	$1,543.2	$1,421.1	9%

•

Net operating income decreased in second quarter 2013, reflecting both lower investment yields and higher selling expenses associated with growth at preneed as well as the previously disclosed loss of a mobile client. Results also include a $2.7 million workforce restructuring charge in Europe. Second quarter 2012 results benefited from $3.8 million in client-related settlements.

•

Net earned premiums, fees and other income increased in the quarter due to growth in both domestic and international operations. Improvement in domestic premiums reflects growth from an existing service contract client and in vehicle service contracts. International premiums increased primarily due to Latin America service contract expansion, including mobile. Fee income was up, reflecting growth in domestic mobile and preneed.

•	Domestic combined ratio decreased slightly to 97.6 percent in the quarter, compared to 97.9 percent in second quarter 2012, due to prior expense management efforts.

•

International combined ratio increased to 102.1 percent, compared to 101.1 percent in second quarter 2012. Results for the quarter include a $3.6 million workforce restructuring charge in Europe. Second quarter 2012 results benefited from $5.7 million in client-related settlements. Excluding these items, the international combined ratio improved to 100.9 percent, compared to 103.4 percent in second quarter 2012, reflecting growth in Latin America as well as prior expense management efforts.

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Assurant Specialty Property

(in millions)	2Q13	2Q12	% Change	6M13	6M12	% Change
Net operating income	$106.5	$92.3	15%	$200.8	$205.3	(2)%
Net earned premiums, fees and other	$612.0	$515.5	19%	$1,168.0	$1,023.8	14%

•

Net operating income increased in second quarter 2013, primarily due to lender-placed loan portfolios added during the past 12 months and growth in the multi-family housing business. Reportable catastrophe losses totaled $9.2 million, compared to $9.8 million in second quarter 2012.

•	Net earned premiums, fees and other income increased in the quarter, reflecting growth from lender-placed loan portfolios as well as additional revenues from the multi-family housing business.

•	Combined ratio was flat at 78.2 percent year-over-year as slightly lower catastrophe losses were offset by increased general expenses, primarily to support new loan portfolios.

Assurant Health

(in millions)	2Q13	2Q12	% Change	6M13	6M12	% Change
Net operating (loss) income	$4.1	$28.9	(86)%	$(1.3)	$40.5	(103)%
Net earned premiums, fees and other	$402.9	$410.6	(2)%	$788.2	$825.9	(5)%

•

Net operating income decreased in second quarter 2013. Second quarter 2012 results benefited from $13.9 million of investment income from real estate joint venture partnerships. Absent this item, results were adversely affected by a higher effective tax rate related to health care reform, less favorable loss experience and lower net earned premiums.

•

Net earned premiums, fees and other income decreased slightly in the quarter due to a decline in individual major medical policies and fewer small group insured lives. The decline was offset partially by growth in affordable choice and supplemental products.

•

Sales increased in second quarter 2013 across all product lines. Major medical sales benefited from access to the Aetna Signature Administrators® network. Supplemental and affordable choice product sales reflect continued demand for lower-priced products.

Assurant Employee Benefits

(in millions)	2Q13	2Q12	% Change	6M13	6M12	% Change
Net operating income	$11.5	$18.6	(38)%	$17.6	$27.7	(37)%
Net earned premiums, fees and other	$259.2	$259.3	—	$516.8	$524.8	(2)%

•

Net operating income decreased in second quarter 2013. Less favorable disability results, including a previously disclosed decrease in the reserve discount rate for new long-term disability claims, primarily drove the decline.

•	Net earned premiums, fees and other income were flat in second quarter 2013. Growth in voluntary products benefited results.

•	Sales increased in second quarter 2013, primarily reflecting strong dental results.

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Corporate & Other

(in millions)	2Q13	2Q12	% Change	6M13	6M12	% Change
Net operating loss	$(22.1)	$(16.0)	(38)%	$(35.6)	$(28.0)	(27)%

•	Net operating loss increased for second quarter 2013, primarily due to employee benefit-related expenses and additional investment in areas targeted for growth.

Capital Position

•

Corporate capital stood at approximately $890 million as of June 30, 2013, excluding $476 million set aside from a March 2013 debt offering to repay debt maturing in February 2014. Deployable capital totaled approximately $640 million after excluding a $250 million risk buffer. In second quarter 2013, the business segments paid approximately $185 million of dividends, net of infusions, to the holding company.

•

Share repurchases and dividends totaled $194.4 million in second quarter 2013. Dividends to shareholders in the quarter totaled $20.2 million. Assurant repurchased 3.6 million shares of common stock for $174.2 million during the quarter. Through July 19, 2013, the Company repurchased an additional 188,300 shares for $9.8 million, and has $292.5 million remaining in repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at June 30, 2013, up $20.4 million from Dec. 31, 2012.

•

Book value per diluted share[2], excluding AOCI, increased 5.2 percent to $56.67 at June 30, 2013 from $53.87 at Dec. 31, 2012. AOCI decreased $409.9 million to $420.5 million as of June 30, 2013 from $830.4 million at Dec. 31, 2012, primarily related to a decline in net unrealized gains due to rising interest rates.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 10.5 percent for the first six months of 2013 compared to full-year operating ROE, excluding AOCI, of 10.4 percent in 2012.

•

Total assets as of June 30, 2013 were approximately $28.7 billion. The ratio of debt to total capital[4], excluding AOCI, increased to 27.3 percent at June 30, 2013 from 18.3 percent at Dec. 31, 2012 due to the March 2013 debt issuance. The ratio of invested assets to equity increased to 3.1 percent compared to 2.9 percent at Dec. 31, 2012.

Company Outlook

Based on current market conditions, for full-year 2013, the Company now expects:

•

Assurant Specialty Property’s net earned premiums and fees to increase compared to 2012 due to higher volume in lender-placed loan portfolios, the discontinuation of a client reinsurance agreement and growth in multi-family housing products. Overall results to be affected by changes in placement rates, premium rates and catastrophe losses. Excluding disclosed items, expense ratio to increase compared to 2012 primarily reflecting increased costs to support new loan portfolios. Non-catastrophe loss ratio to increase due to higher claims frequency.

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Consistent with the previously reported outlook, for full-year 2013, the Company continues to expect:

•

Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting increased sales in domestic and international service contracts. Expense management efforts to continue. The international full-year 2013 combined ratio to improve 100 to 200 basis points from 102.4 percent reported in 2012, excluding disclosed items. The domestic combined ratio to remain near the 98 percent target. Earnings to improve modestly from 2012, excluding disclosed items.

•

Assurant Health’s pre-tax earnings to decline compared to 2012 due to ongoing implementation of health care reform and less investment income from real estate joint venture partnerships. Net earned premiums to decline but overall insured lives to increase as consumers look for affordable health care alternatives. Expense management efforts to continue. On an after-tax basis, business to be modestly profitable, primarily reflecting a higher 2013 effective tax rate.

•

Assurant Employee Benefits’ net earned premiums and fees to be consistent with 2012 levels. Voluntary insurance premiums to continue to grow. Earnings to decline from 2012 due to lower net investment income and a 50 basis point reduction (to 4.25 percent) in the reserve discount rate for new long-term disability claims in 2013.

•

Corporate & Other full-year 2013 net operating loss to be $65-$70 million due to additional investment in areas targeted for growth, excluding interest expense and amortization of deferred gains on disposal of businesses.

•

Capital Deployment to enhance risk-adjusted returns through share repurchases, dividends and selective investments in growth, subject to market conditions and other restrictions. Business segment 2013 dividends to Corporate to approximate net operating income subject to the growth of the businesses, rating agency and regulatory capital requirements and investment performance.

Earnings Conference Call

•

The second quarter 2013 earnings conference call and webcast will be held on Thurs., July 25, 2013 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant provides debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,500 employees worldwide and is headquartered in New York’s financial district.

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For more information on Assurant, please visit www.assurant.com and follow us on Twitter (@AssurantNews).

Media Contact:

Vera Carley

Director, Media Relations and Financial Communications

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

OR

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of the premium rates we charge, increases in the claims we pay, fines or penalties, or other expenses;

(ii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vi)	losses due to natural or man-made catastrophes;

(vii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

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(viii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

(ix)	risks related to outsourcing activities;

(x)	failure to attract and retain sales representatives or key managers;

(xi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xii)	inadequacy of reserves established for future claims;

(xiii)	failure to predict or manage benefits, claims and other costs;

(xiv)	uncertain tax positions and unexpected tax liabilities;

(xv)	fluctuations in exchange rates and other risks related to our international operations;

(xvi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvii)	significant competitive pressures in our businesses;

(xviii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xix)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xx)	inability of reinsurers to meet their obligations;

(xxi)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxii)	cyber security threats and cyber attacks;

(xxiii)	failure to effectively maintain and modernize our information systems;

(xxiv)	data breaches compromising client information and privacy;

(xxv)	failure to find and integrate suitable acquisitions and new ventures;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2012 Annual Report on Form 10-K and First Quarter 2013 Form 10-Q, each as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

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(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $62.12 and $64.14 as of June 30, 2013 and Dec. 31, 2012, respectively, as shown in the reconciliation table below.

	2Q	4Q
	2013	2012
Book value per diluted share (excluding AOCI)	$56.67	$53.87
Change due to effect of including AOCI	5.45	10.27

Book value per diluted share	$62.12	$64.14

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the six months ended June 30, 2013 and twelve months ended Dec. 31, 2012 was 10.1 percent and 9.6 percent, respectively, as shown in the following reconciliation table.

	6 Months 2013	12 Months 2012
Annualized operating return on average equity (excluding AOCI)	10.5%	10.4%
Net realized gains on investments	1.0%	1.0%
Change in tax liabilities	-	(0.2)%
Change due to effect of including AOCI	(1.4)%	(1.6)%

Annualized GAAP return on average equity	10.1%	9.6%

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(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of June 30, 2013 and Dec. 31, 2012 was 25.6 percent and 15.8 percent, respectively, as shown in the following reconciliation table.

	2Q	4Q
	2013	2012
Debt to total capital ratio (excluding AOCI)	27.3%	18.3%
Change due to effect of including AOCI	(1.7)%	(2.5)%

Debt to total capital ratio	25.6%	15.8%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2013 and 2012

	2Q	2Q	6 Months
	2013	2012	2013	2012
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums	$1,916,414	$1,792,236	$3,766,862	$3,569,297
Net investment income	163,924	199,314	329,909	371,609
Net realized gains on investments	20,857	18,175	33,895	25,719
Amortization of deferred gain on disposal of businesses	4,072	4,596	8,164	9,217
Fees and other income	132,499	114,969	249,559	226,372

Total revenues	2,237,766	2,129,290	4,388,389	4,202,214

Benefits, losses and expenses
Policyholder benefits	916,950	872,027	1,774,311	1,728,385
Selling, underwriting, general and administrative expenses	1,088,529	977,528	2,160,289	1,929,370
Interest expense	21,520	15,074	36,598	30,150

Total benefits, losses and expenses	2,026,999	1,864,629	3,971,198	3,687,905

Income before provision for income taxes	210,767	264,661	417,191	514,309
Provision for income taxes	77,244	95,491	165,888	181,879

Net income	$133,523	$169,170	$251,303	$332,430

Net income per share:
Basic	$1.72	$1.96	$3.19	$3.80
Diluted	$1.70	$1.94	$3.15	$3.76

Dividends per share	$0.25	$0.21	$0.46	$0.39

Share data:
Basic weighted average shares outstanding	77,508,062	86,279,670	78,739,478	87,526,257

Diluted weighted average shares outstanding	78,366,115	87,044,581	79,670,095	88,482,857

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At June 30, 2013 and Dec. 31, 2012

	June 30,	December 31,
	2013	2012
	(in thousands)

Assets
Investments and cash and cash equivalents	$15,918,564	$15,885,722
Reinsurance recoverables	5,682,447	6,141,737
Deferred acquisition costs	2,959,525	2,861,163
Goodwill	638,976	640,714
Assets held in separate accounts	1,781,637	1,731,873
Other assets	1,747,646	1,685,398

Total assets	$28,728,795	$28,946,607

Liabilities
Policyholder benefits and claims payable	$11,943,535	$12,474,095
Unearned premiums	6,232,639	6,192,260
Debt	1,646,890	972,399
Liabilities related to separate accounts	1,781,637	1,731,873
Deferred gain on disposal of businesses	107,456	115,620
Accounts payable and other liabilities	2,220,752	2,274,994

Total liabilities	23,932,909	23,761,241

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,375,378	4,354,963
Accumulated other comprehensive income	420,508	830,403

Total stockholders’ equity	4,795,886	5,185,366

Total liabilities and stockholders’ equity	$28,728,795	$28,946,607